As filed with the Securities and Exchange Commission on October 26, 2009

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

PennyMac Mortgage Investment Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-0186273 (I.R.S. Employer Identification No.)

27001 Agoura Road, Third Floor Calabasas, California (Address of principal executive offices)	91301 (Zip code)
_________________________

PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan
(Full title of plans)
_________________________

Jeff Grogin
Chief Legal Officer and Secretary
PennyMac Mortgage Investment Trust
27001 Agoura Road, Third Floor
Calabasas, California 91301
(Name and address of agent for service)

(818) 224-7442
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [Ö] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

________________________

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)(4)
Common shares of beneficial interest, par value $0.01 per share	1,368,851	$18.91	$25,884,973	$1,445

(1)
Pursuant to Rule 416 under the Securities Act of 1933, the number of common shares of beneficial interest (“common shares”) registered hereby includes an indeterminate number of common shares that may be issued in connection with share splits, share dividends or similar transactions.

(2)	Represents the average of the high and the low sales prices of the common shares on the New York Stock Exchange on October 23, 2009.

(3)	Computed in accordance with Rule 457(h) under the Securities Act of 1933.

(4)
The registrant previously paid a fee of $41,850 in connection with the initial filing of its Registration Statement on Form S-11 (File No. 333-159460) with the Securities and Exchange Commission on May 22, 2009 (the “S-11 Registration Statement”) to register shares at a proposed maximum aggregate offering price of $750,000,000. The registrant sold 16,000,000 common shares at $20.00 per share under the S-11 Registration Statement. Pursuant to Rule 457(p) under the Securities Act of 1933, the registrant is offsetting the entire registration fee of $1,445 due under this Registration Statement against the $23,994 that is remaining from the registration fee paid in connection with the S-11 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

__________________

*
The document(s) containing the information specified in this Part I will be sent or given to participants in the PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by PennyMac Mortgage Investment Trust (the “Company”) with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference:

(a)    The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July 31, 2009.

(b)    The description of the Company’s common shares of beneficial interest contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on July 23, 2009.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s declaration of trust contains such a provision and limits the liability of the Company’s trustees and officers to the maximum extent permitted by Maryland law.

The Company’s declaration of trust authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer or (ii) any individual who, while serving as the Company’s trustee or officer and at its request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The Company’s declaration of trust and bylaws also permit the Company to indemnify and advance expenses to any person who served any predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Company also has entered into indemnification agreements with its trustees and executive officers that address similar matters, as described below.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into customary indemnification agreements with each of its trustees and executive officers that obligate the Company to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the trustee or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on the Company’s behalf. In addition, the indemnification agreements require the Company to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on the Company’s behalf. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists.

In addition, the indemnification agreements require the Company to advance, without a preliminary determination of the indemnitee’s entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the Company.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	Form of Declaration of Trust of PennyMac Mortgage Investment Trust, as amended and restated.*
4.2	Form of Bylaws of PennyMac Mortgage Investment Trust.*
4.3	Specimen Common Share Certificate of PennyMac Mortgage Investment Trust.*
4.4	Form of PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan.**
4.5	Form of Restricted Share Unit Award Agreement under PennyMac Mortgage Investment Trust 2009 Equity Incentive Plan.**
5.1	Opinion of Venable LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Venable LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)
________________

*	Incorporated by reference from Amendment No. 1 to the Company’s Registration Statement on Form S-11 (File No. 333-159460) filed with the Commission on June 24, 2009.

**	Incorporated by reference from Amendment No. 3 to the Company’s Registration Statement on Form S-11 (File No. 333-159460) filed with the Commission on July 24, 2009.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 26th day of October, 2009.

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Stanford L. Kurland
Name: Stanford L. Kurland
Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stanford L. Kurland, Anne D. McCallion and David A. Spector, and each of them acting individually, as his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stanford L. Kurland	Chairman of the Board and Chief Executive Officer	October 26, 2009
Stanford L. Kurland	(principal executive officer)

/s/ Anne D. McCallion	Chief Financial Officer and Treasurer	October 26, 2009
Anne D. McCallion	(principal financial officer)

/s/ David A. Spector	President, Chief Operating Officer	October 26, 2009
David A. Spector	and Trustee

/s/ Matthew Botein	Trustee	October 26, 2009
Matthew Botein

/s/ Scott W. Carnahan	Trustee	October 26, 2009
Scott W. Carnahan

/s/ Randall D. Hadley	Trustee	October 26, 2009
Randall D. Hadley

/s/ Clay A. Halvorsen	Trustee	October 26, 2009
Clay A. Halvorsen

/s/ Joel S. Marcus	Trustee	October 26, 2009
Joel S. Marcus

/s/ Stacey D. Stewart	Trustee	October 26, 2009
Stacey D. Stewart

/s/ Mark Wiedman	Trustee	October 26, 2009
Mark Wiedman

/s/ Frank P. Willey	Trustee	October 26, 2009
Frank P. Willey